EXHIBIT 10.11


                            AMENDED AND RESTATED
                             SEVERANCE AGREEMENT


     This Amended and Restated Severance Agreement (this "Agreement") is made effective the 31st day of March, 1994, by and between Lomas Financial Corporation ("Lomas") and Michael E. Patrick ("Employee").
                             W I T N E S S E T H
     WHEREAS, Lomas Mortgage USA, Inc. ("Lomas Mortgage") and Employee entered into an Employment Agreement (the "Employment Agreement") on the 14th day of October 1991;
     WHEREAS, pursuant to the Employment Agreement, Employee served as an executive officer or director of Lomas, Lomas Mortgage and various other direct and indirect subsidiaries of Lomas;
     WHEREAS, Lomas and Employee provided for the termination of the employer-employee relationship between Lomas and Employee pursuant to a Severance Agreement (the "Severance Agreement") dated December 31, 1993 by and between Lomas and Employee; and
     WHEREAS, Lomas and Employee desire to enter into this Agreement to amend and restate the Severance Agreement and provide, among other things, for the payment to Employee of certain severance benefits upon termination of the employer-employee relationship between Lomas and Employee.
     NOW, THEREFORE, Lomas and Employee in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, agree as follows:
     1. Termination of Employment. Employee's employment (a) by Lomas, Lomas Mortgage and all direct and indirect subsidiaries of Lomas, other than Lomas Information Systems, Inc. ("LIS"), terminated effective as of December 31, 1993, and (b) by LIS will be terminated effective as of June 30, 1994 (the "Termination Date"). Effective the Termination Date, Employee will resign as a director and executive officer of LIS. Effective December 31, 1993, Employee resigned as a director of Lomas, Lomas Mortgage and all other direct and indirect subsidiaries of Lomas (other than LIS). Until the Termination Date, Employee will continue as a director and President of LIS, at his current salary and Lomas shall provide Employee with an office in Lomas' office space at 1750 Viceroy, Dallas, Texas and secretarial and other administrative support services.
     2.   Severance Benefit.
               (a) Contemporaneous with the execution of the Severance Agreement Lomas paid Employee $845,000 representing one-half of his severance benefits pursuant to the Employment Agreement less all applicable federal, state and local withholding taxes. Contemporaneous with the execution of this Agreement, Lomas has paid an additional $845,000 representing the remaining one-half of severance benefits pursuant to the Employment Agreement less all applicable federal, state and local withholding taxes.
               (b) If, prior to the Termination Date (i) Lomas enters into a definitive agreement with Prudential Insurance Co. or its affiliates ("Prudential") to effect a Transaction, as hereinafter defined, or (ii) (A) Lomas enters into an agreement in principle with Prudential to effect a Transaction and (B) such agreement in principle results, within the sixty (60) day period following the Termination Date, in a definitive agreement with Prudential to effect a Transaction, Lomas agrees to pay Employee an amount equal to twenty-five (25) basis points of the aggregate consideration received by Lomas as a result of such Transaction. In the context of this paragraph, a "Transaction" shall mean a disposition of all or a majority of the stock or assets of LIS, whether in the form of a sale, spin-off, joint venture or other similar arrangement, in one or a series of transactions.
               (c)(i) Employee will be eligible to participate in Lomas' group medical plan, group life plan, group long term disability plan and group accidental death and dismemberment plan at the employee premium rate for twelve (12) months subsequent to the Termination Date; provided, however, that Employee's right to such continued participation shall cease if Employee receives comparable coverage as a result of future employment, (ii) Employee will not receive any distribution from the Lomas Qualified Pension Plan and
          (iii) Employee will receive a lump sum distribution of Employee's vested benefit in the Lomas 401(k) Plan.
               (d) As a result of the severance benefits provided above, Employee acknowledges that he is not entitled to and will not receive any accrued and unpaid benefits provided for under the Lomas Short Term Incentive Compensation Plan or any other incentive plan.
     3.   Release.
               (a) As a material inducement to enter into this Agreement, and in consideration of payment of (i) the severance benefits described in Section 2 hereof and (ii) the employment benefits described in Section 1 hereof, Employee (for himself, his heirs, executors, administrators and assigns) hereby irrevocably and unconditionally releases, acquits and forever discharges Lomas and each of Lomas' owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorney's fees and costs actually incurred) of any nature whatsoever relating to the employer-employee relationship between Lomas or any of its affiliates and Employee, whether pursuant to the Employment Agreement or otherwise, which claims accrued or arose on or prior to the date of this Agreement, or which claims accrue or arise on or prior to the Termination Date, whether known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibiting discrimination, claims growing out of any legal restrictions on Lomas' right to terminate its employees ("Claim" or "Claims"), which Employee now has, owns or holds, or claims to have owned or held, or which Employee at any time heretofore had, owned or held, or which Employee at any time hereinafter has , owns or holds, or may claim to own or hold or previously to have owned or held against each of any of the Releasees; provided, however, if Employee is named as a codefendant with the Releasees, or any of them, on account of a cause of action brought by a third party and arising out of matters related to Employee's performance of his duties and responsibilities as an employee of Lomas, Lomas will, at Lomas' expense, defend Employee in such cause of action and indemnify him from and against any liability arising out of such cause of action.
               (b) Employee expressly acknowledges and agrees that the severance benefits described in Section 2 of this Agreement constitute the only benefits to which Employee is entitled as a result of Employee's severance, that neither Lomas nor any of the Releasees shall have any further liability to Employee in connection therewith and that, upon execution of this Agreement by Employee, the Employment Agreement shall be null and void.
     4.   No Competition.  Employee agrees that, for a period of eighteen
          (18) months from and after the date hereof, Employee will not, except pursuant to the terms of a written agreement between Lomas and Employee, directly or indirectly, (a) seek to divert any business opportunity to any competitors of Lomas or any of its affiliates and away from Lomas or any of its affiliates, or otherwise interfere with the business of Lomas or any of its affiliates, or (b) entice or induce any customer of Lomas or any of its affiliates to cancel or not renew, or otherwise interfere with, the business relationship of such customers with Lomas or any of its affiliates.
     5. Solicitation of Employees. Employee agrees that, for a period of eighteen (18) months from and after the date hereof, Employee will not, directly or indirectly, employ or solicit for employment by him or any entity for which he may be employed or any other entity any employee of Lomas or any of its affiliates, without the prior written consent of Lomas which consent shall not be unreasonably withheld; provided, however, that Employee will not be prohibited from making any general advertisement of a position which may be suitable for any such employee or former employee, and making an offer of employment and hiring any persons who may approach Employee as a result of such advertisement.
     6.   Confidential Information.
               (a) Employee shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person any information concerning Lomas or any of its affiliates which is furnished to Employee by or on behalf of Lomas or any of its affiliates whether furnished before or after the date of this Agreement including, without limitation, any trade secrets, customer lists, customer needs, price and performance information, hardware, software, business opportunities, marketing, promotional, pricing and financing techniques, or other information relating to Lomas or any of its affiliates or to any of their respective businesses, or analyses or other documents prepared by Employee on the basis of such information (collectively, the "Material"). The term "Material" shall also include any processes, programs or other products that Employee may have conceived, created, organized, prepared or produced during his employment with Lomas or any of its affiliates. Employee acknowledges that all such Material is the property of Lomas or its affiliates irrespective of whether Employee has in fact executed an assignment thereof to Lomas or its affiliates. The term "Material" does not include information that
          (i) is or becomes generally available to the trade or the public other than as a result of a disclosure by Employee, (ii) is or becomes available to Employee on a nonconfidential basis from a source (other than Lomas or its affiliates, directors, officers, employees or authorized representatives) that is not prohibited from transmitting the information to Employee by a contractual or legal obligation, or (iii) is personal, personnel or confidential information concerning Employee including, but not limited to, information furnished in his capacity as a mortgagor or customer of Lomas or any of its affiliates.
               (b) If Employee is requested or required (by legal process, civil investigative demand or similar process) to disclose any Material, Employee agrees to promptly notify Lomas so that Lomas may seek, at Lomas's expense, an appropriate protective order or waive compliance with this Agreement. If Employee is nonetheless compelled to disclose information concerning Lomas or any of its affiliates by any tribunal, Employee may disclose such information as is required by the tribunal; provided, however, that Employee shall use his best efforts to obtain, at Lomas's expense, an order or other reasonable assurance that confidential treatment will be accorded to such information.
               (c) Employee shall promptly deliver to Lomas all Material furnished by Lomas or its agents to Employee without retaining any copy thereof. All other documents constituting Material will be destroyed or, if not possible, held by Employee subject to this Agreement.
     7. Remedies. Employee acknowledges that the possible restrictions on his activities that may result from his performance of the obligations imposed by Sections 4, 5 and 6 of this Agreement are required for the reasonable protection of Lomas and its affiliates, and Employee acknowledges that such restrictions are fair and reasonable for that purpose. Employee further acknowledges that money damages alone may not be an adequate remedy for any breach or violation of such obligations and that Lomas, in addition to all other remedies at law or in equity to which it may be entitled, shall be entitled, as a matter of right, to appropriate equitable relief, including injunctive relief and specific performance of the terms of this Agreement, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of Sections 4, 5 and 6 are held to be in any respect an unreasonable restriction on Employee's activities, then such provisions shall be deemed to extend only to the maximum period of time and range of activities as to which such provisions are enforceable.
     8. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; any such prohibition will not invalidate or render unenforceable such provisions in any other jurisdiction.
     9. Notices. Any notices, requests, instructions or other documents to be given hereunder to any party will be in writing delivered personally or sent by mail, Return Receipt Requested, as follows:
               To Lomas:

               Office of the General Counsel
               Lomas Financial Group
               1600 Viceroy Drive
               Dallas, Texas  75235
               Attention:  James L. Crowson

               To Employee:

               Michael E. Patrick
               4506 Kelsey Road
               Dallas, Texas 75229

     10. Entire Agreement. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior agreements and understandings, including the Severance Agreement, with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated, except by an instrument, in writing, authorized and signed by the party to be charged, and then only to the extent set forth in such instrument.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     12. Assignment. Neither party to this Agreement may assign rights or responsibilities to a third party under any circumstances.
     13. Arbitration of Disputes. In the event a dispute should arise under this Agreement, both parties agree to in good faith use all best efforts to resolve the dispute in a reasonable manner. Any disputes which cannot be settled amicably, arising out of or relating to this Agreement, or the breach thereof, except controversies involving less than One Thousand Dollars ($1,000), shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association in Dallas, Texas, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
     IN WITNESS WHEREOF, Lomas and Employee have executed this Agreement, each intending to be legally bound hereby.

                                    LOMAS FINANCIAL CORPORATION


                                    By:  /s/JAMES L. CROWSON
                                         --------------------------
                                         James L. Crowson
                                         Executive Vice President

                                    Employee

                                    /s/MICHAEL E. PATRICK
                                    ----------------------------
                                    Michael E. Patrick